Exhibit 10.59

CERTAIN SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(a)(5) OF REGULATION S-K. IN ADDITION, PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO ITEM 601(b)(2) of REGULATION S-K BECAUSE THEY (i) ARE NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY TO THE COMMISSION AN UNREDACTED COPY OF THIS EXHIBIT, OR A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT, UPON REQUEST.

share AND ASSET PURCHASE AGREEMENT

This SHARE AND ASSET PURCHASE AGREEMENT is made and entered into as of January 20, 2023 (this “Agreement”), by and between Tabula Rasa HealthCare Group, Inc., a Delaware corporation (“Seller”), and DoseMe Operations Inc., a Delaware corporation (“Buyer”).  Each of Buyer and Seller is sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, (i) Seller holds all of the outstanding shares of, or ownership interests in DM Acquisition Pty Ltd ACN 630 250 583, a proprietary company limited by shares incorporated in Victoria and organized under the Laws of Australia (“DMAP”), (ii) DMAP holds all of the outstanding shares of, or ownership interests in DoseMe Holdings Pty Ltd ACN 168 742 336, a proprietary company limited by shares incorporated in Queensland and organized under the Laws of Australia (“Holdings”), and (iii) Holdings holds all of the outstanding shares of, or ownership interests in DoseMe Pty Ltd ACN 159 402 276, a proprietary company limited by shares incorporated in Queensland and organized under the Laws of Australia (“DoseMe,” and together with DMAP, and Holdings, the “Transferred Entities”).

WHEREAS, (i) Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, (a) all of the issued and outstanding shares of, and ownership interests in, DMAP (the “Shares”), and (b) all of Seller’s rights, titles, and interests in and to the assets, properties and rights of Seller set forth in Schedule A (collectively, the “Purchased Assets”), and (ii) Buyer desires to assume, and Seller desires to have Buyer assume, all liabilities and obligations directly related to the Purchased Assets, including the liabilities and obligations set forth on Schedule C, in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.Purchase and Sale of Shares and Purchased Assets; Assumption of Liabilities; Extinguishment of Intercompany Indebtedness.
a.	Subject to the terms and conditions set forth herein, at the Closing, Seller hereby (without any further action from any Party other than the payment of the Purchase Price in accordance herewith) sells, conveys, assigns, transfers and delivers to Buyer, free and clear of any mortgage, lien, pledge, charge, security interest (including security interests as defined in section 12(1) of the Personal Property Securities Act 2009 (Cth) (the “PPSA”), adverse claim or other encumbrance in respect of such property or asset (collectively, “Liens”), other than restrictions on transfers under applicable securities Laws, and Buyer hereby (without any further action from any Party other than the payment of the Purchase Price in accordance herewith) purchases, acquires and accepts from Seller, all of Seller’s right, title and interest in and to the Shares.
b.	Subject to the terms and conditions set forth herein, at the Closing, Seller hereby (without any further action from any Party other than the payment of the Purchase Price in accordance herewith) grants, sells, transfers, conveys and assigns to Buyer, all of Seller’s right, title and interest, legal and equitable, in and to all of the Purchased Assets, free and clear of all Liens other than (i) liens for Taxes not yet due and payable; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (iii) restrictions on transfers under applicable securities Laws; (iv) any lien or retention of title arrangement securing the unpaid balance of purchase money for property acquired in the ordinary course of business on the supplier’s standard terms where such unpaid balance is not yet due and such security only affects the relevant property; (v) any encumbrance or security interest in relation to personal property (as defined in the PPSA and to which the PPSA applies) that is created or provided for by a transfer of an Account or Chattel Paper, a PPS Lease, or a

Commercial Consignment (in each case, as defined in the PPSA) that is not a security interest within section 12(1) of the PPSA; and (vi) the interest of the lessor or owner in respect of assets subject to a finance or capital lease, a hire-purchase agreement or a conditional sale agreement (collectively, “Permitted Liens”), and Buyer hereby (without any further action from any Party other than the payment of the Purchase Price in accordance herewith) purchases, acquires and accepts from Seller, all of Seller’s right, title and interest in and to the Purchased Assets. For the avoidance of doubt, the Purchased Assets do not include, and Seller is not granting, selling, transferring, conveying and assigning any of the assets, properties or rights of Seller or its affiliates not set forth on Schedule A, including but not limited to, the assets, properties or rights set forth on Schedule B (collectively, the “Excluded Assets”).
c.	Upon the terms and subject to the conditions of this Agreement, Buyer hereby (without any further action from any Party) assumes all liabilities and obligations directly related to the Purchased Assets, whether known or unknown, contingent, matured or otherwise, including (without limitation) the liabilities set forth on Schedule C, in each case, whether arising at, prior to or after the Closing, excluding, however any pre-Closing liability or obligation with respect to the Customer Contracts (as such term is defined below) that are Purchased Assets other than as explicitly set forth in the Estimated Working Capital and/or Closing Working Capital (collectively, the “Assumed Liabilities”).
d.	Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an assignment or transfer of any Purchased Asset or Assumed Liability if an attempted assignment or transfer thereof, without the consent of a third party, would constitute a breach or other contravention thereof or would in any way adversely affect the rights of Buyer or Seller (as applicable) thereto or thereunder, and such consent has not been obtained on or prior to the Closing. If on the Closing Date any such consent is not obtained, then (i) Seller and Buyer will cooperate in a mutually agreeable arrangement, under which Buyer would obtain the benefits and assume the obligations and bear the economic burdens associated with such Purchased Asset and Assumed Liabilities in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or under which Seller would, pursuant to written instructions by Buyer, enforce for the benefit of Buyer any of the applicable rights against a third party associated with such Purchased Asset or Assumed Liability (collectively, “Third Party Rights”), and Seller would promptly pay to Buyer when received all monies received by them under any such Purchased Asset, and (ii) for one (1) year after the Closing Date, Seller and Buyer will continue to use their respective commercially reasonable efforts to obtain any consent necessary for the transfer or assignment of any such Purchased Asset or Assumed Liability to Buyer, and, upon the receipt of such consent such Purchased Asset or Assumed Liability, as the case may be, will immediately (without any further action by any Party) transfer to Buyer. Any out-of-pocket costs or expenses related to the seeking and/or obtaining of such consents post-Closing shall be split equally between Buyer and Seller other than any expenses for legal counsel which shall be borne by the party incurring such expense.

e.	Other than the Assumed Liabilities, Buyer is not assuming any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

f.	With no further action by any party, Seller hereby discharges and extinguishes in full all indebtedness owed by DMAP, Holdings and DoseMe to Seller.

2.Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be effective as of 12:01 a.m., Eastern Time, on the date hereof and shall take place remotely via exchange of electronic documents and signatures or at such other time and place as Seller and Buyer may mutually agree.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

3.Purchase Price.
a.	The aggregate amount to be paid by Buyer on the Closing Date with respect to the Purchased Assets and Shares shall equal (the “Purchase Price”): (i) $2,000,000 plus the amount (which may be a negative number) equal to Estimated Working Capital minus $(715,795.98) (such amount, the “Estimated Closing Payment”) paid by Buyer to Seller on the Closing Date, (ii) $3,000,000, paid by Buyer in the form of a promissory note due January 20, 2027 (the “Note”) which is attached hereto as Exhibit A and subject to the conditions set forth in Section 3(b) and (iii) the assumption of the Assumed Liabilities. All amounts payable under clause (i) of this Section 3(a) shall be paid to an account designated in writing by Seller by wire transfer of immediately available funds. The Purchase Price is subject to adjustments in accordance with Section 4. All amounts set forth in the Estimated Working Capital and the Closing Working Capital that are referenced in foreign currencies other than United States Dollars shall be translated into United States Dollars, determined at the applicable exchange rates as reported by Bloomberg, as of the close of business on the day prior to the Closing Date, or such other method agreed to by the parties hereto in writing.
b.	Schedule 3(b) sets forth each customer contract that is an Assigned Contract (the “Customer Contracts”) together with the ARR (as defined below) affiliated with such Customer Contract, whether or not such Customer Contract requires consent from the counterparty thereto in connection with the consummation of the transactions set forth herein and whether such Customer Contract allows the counterparty thereto to terminate such agreement for convenience. In the event that any Customer Contract (i) that (A) requires consent to assign such Assigned Contract from the counterparty thereto in connection with the consummation of the transactions set forth herein or (B) allows the counterparty thereto to terminate such agreement for convenience is terminated by the counterparty thereto or written notice (email shall suffice) from the counterparty to the applicable Customer Contract that such counterparty affirmatively does not consent to the transactions contemplated hereby is received by Buyer within 90 days following the Closing (the “Measurement Date”) or (ii) is terminated by the counterparty thereto, prior to the Measurement Date, in accordance with its terms because of a breach by any party thereto commencing before the Closing (the agreements referred to in subclauses (i) and (ii), the “Eligible Customer Contracts” (and in the case of (i), each such Eligible Customer Contract is noted as such on Schedule 3(b)) and all such terminated agreements referenced in (i) and (ii), the “Terminated Customer Contracts”), then the Note shall be decreased by the Adjustment Amount (as such term is defined below). If any Eligible Customer Contract is terminated because of a breach arising after the Closing, other than as a result of the failure to obtain consents for the transactions contemplated herein, then the ARR with respect to such terminated Customer Contract shall be included in the calculation of the ARR as of the Measurement Date and such Customer Contract shall not be deemed a Terminated Customer Contract. For the period beginning at the Closing through the 90-day anniversary of the Closing, Buyer and solely in the case of the following subclasses (I) and (II), Seller, shall, and shall cause their respective affiliates to, (I) exercise good faith efforts to obtain all applicable consents for each Customer Contract requiring counterparty’s consent to assign such Customer Contract to Buyer from such counterparty, (II) not take any action to intentionally undermine or prevent obtaining such consents and (III) operate the business in a manner substantially consistent with past practice, taking into account this Agreement and transactions contemplated hereunder, provided, however, that with respect to the foregoing subclauses (I) and (II), in no event shall any Party (or their respective affiliate) be obligated to make any out of pocket payments to any applicable third party. In no event shall the Adjustment Amount be an amount in excess of the principal amount of the Note plus any accrued interest thereon. With respect to the Terminated Customer Contracts, in case of any claims against the Buyer by the counterparty thereto or any third-party claims against the Buyer related to the Terminated Customer Contracts, the Parties agree that if such claims are covered by the Seller’s then valid insurance policies, the Seller will use commercially reasonable efforts to seek recovery under such insurance policies and contribute such insurance proceeds, if any, to the Buyer, subject any present or future increase in premiums related thereto, calculated over a period of three years, and any reasonable costs associated with obtaining such insurance proceeds, including legal fees.
1.	“Actual ARR” means, as of the Measurement Date, the difference between the aggregate ARR for all Customer Contracts less the aggregate ARR for the Terminated Customer Contracts.
2.	“Adjustment Amount” means, as of the Measurement Date, the sum of (x) three (3) times the difference between the Threshold Level and the Actual ARR, if such amount is positive, and in the event such difference is a negative number or zero, an amount equal to zero plus (y) one (1) time the aggregate ARR for the Terminated Customer Contracts. Attached as Exhibit B is an illustrative example of the calculation of Adjustment Amount.
3.	“ARR” means the annual gross revenue provided for in the Customer Contract. The ARR for each Customer Contract shall be set forth adjacent to each such contract on Schedule 3(b), which may be adjusted by written mutual agreement of the parties hereto for any error revealed prior to the Measurement Date (“Error Adjustment”). Any ARR referenced in the applicable Customer Contracts in foreign currencies other than United States Dollars shall be translated into United States Dollars, determined at the applicable exchange rates as reported by Bloomberg, as of the close of business on the day prior to the Closing Date, or such other method agreed to by the parties hereto in writing.
4.	“Threshold Level” is based on the parties’ calculations as of the Closing, an amount equal to $1,503,550. The Threshold Level shall be subject to Error Adjustment.
5.	For avoidance of doubt, the Note shall not be decreased in connection with any Customer Contract that (i) is not an Eligible Customer Contract, (ii) is an Eligible Customer Contract but is not terminated prior to the Measurement Date, unless a written notice (email shall suffice) from the counterparty to the applicable Customer Contract that such counterparty affirmatively does not consent to the transactions contemplated hereby is received by Buyer prior to the Measurement Date, or (iii) is an Eligible Customer Contract and is terminated prior to the Measurement Date because of a breach arising after the Closing, other than as a result of the failure to obtain consents for the transactions contemplated herein.
c.	Consent Statement.
1.	As promptly as practicable following the Measurement Date, or such later date as the Buyer and Seller may agree in writing (email shall suffice), Buyer shall prepare and deliver, or shall cause to be prepared and delivered, to Seller a written statement (the “Consent Statement”), setting forth Buyer’s good-faith calculation of any adjustment to the Note in accordance with this Section 3 or written confirmation that no adjustment is required pursuant to this Section 3, along with reasonable supporting detail to evidence such calculation (including, for the avoidance of doubt, any termination notices and/or written “no consent” notices, which may be in the email form). Buyer shall deliver all documents and information supporting the Consent Statement and the calculations therein as Seller may reasonably request in writing. Seller shall have reasonable access, during normal business hours and upon reasonable written notice to Buyer, to all books and records reasonably related to the Consent Statement to the extent such access is reasonably necessary for the determination of the accuracy of the Consent Statement.
2.	Within thirty (30) days after the delivery of the Consent Statement to Seller, Seller may deliver written notice (the “Consent Protest Notice”) to Buyer setting forth its specific disputes and objections with respect to the amounts and/or calculations set forth in the Consent Statement and the basis therefor. Any Consent Protest Notice shall specify in reasonable detail the nature of any disagreement so asserted. Buyer shall be permitted to review the supporting schedules, analyses and other documentation with respect to such Consent Protest Notice as the Buyer may reasonably request in writing. If Seller delivers a Consent Protest Notice within the prescribed time period, then Buyer and Seller will use reasonable efforts to resolve any disagreements in good faith as to any adjustment to the Note within thirty (30) days following the delivery of any Consent Protest Notice.
3.	If Buyer and Seller are unable to resolve any disagreement with respect to the Consent Statement as set forth in the Consent Protest Notice within thirty (30) days following the delivery of any Consent Protest Notice, except as explicitly set forth herein, the dispute resolution procedures set forth in Section 4(d)(ii) shall apply, mutatis mutandis.
4.Purchase Price Adjustments.
a.	At least two business days prior to the Closing Date, Seller will prepare, or cause to be prepared, and deliver to Buyer a statement (“Estimated Working Capital Statement”), which shall set forth Seller’s good faith estimate of (i) Seller’s current assets of the Business as of the Closing that are Purchased Assets and the current assets of the Transferred Entities as of the Closing minus (ii) the current liabilities included as part of the Assumed

Liabilities as of the Closing and the current liabilities of the Transferred Entities as of the Closing (“Estimated Working Capital”). The Estimated Working Capital shall be calculated in accordance with the principles set forth on the Working Capital Schedule and, to the extent not set forth on such schedule, United States generally accepted accounting principles as consistently applied by Seller (“GAAP”).
b.	Within 90 days after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller a statement (the “Closing Working Capital Statement”), which shall set forth Buyer’s calculation of (i) current assets of the Business as of the Closing that are Purchased Assets and the current assets of the Transferred Entities as of the Closing minus (ii) current liabilities included as part of the Assumed Liabilities as of the Closing and the current liabilities of the Transferred Entities as of the Closing (“Closing Working Capital”). The Closing Working Capital shall be calculated in accordance with the principles set forth on the Working Capital Schedule and, to the extent not set forth on such schedule, GAAP.
c.	Upon receipt from Buyer, Seller shall have 60 days to review the Closing Working Capital Statement (the “Review Period”). During such review period, Seller shall have access, upon reasonable notice to Buyer, to all relevant books and records and work papers (including those of Buyer’s accountants and auditors) during normal business hours for the purpose of verifying the Closing Working Capital Statement and all other items reasonably requested by Seller related thereto. If Seller disagrees with Buyer’s computation of the Closing Working Capital, Seller may, on or prior to the last day of the Review Period, deliver written notice to Buyer (the “Notice of Objection”), which shall set forth its objections to Buyer’s calculations of the Closing Working Capital. The Notice of Objection shall specify in reasonable detail any contested amounts and the basis therefor and shall include a schedule setting forth Seller’s determination of Closing Working Capital.
d.	(i) Unless Seller delivers the Notice of Objection to Buyer within the Review Period, Seller shall be deemed to have accepted the Closing Working Capital Statement, including Buyer’s calculations of the Closing Working Capital, and such Closing Working Capital Statement shall be final, binding and non-appealable by Buyer and Seller. If a Notice of Objection is delivered prior to the expiration of the Review Period, any amounts not disputed therein shall be final, binding and non-appealable by Buyer and Seller. If Seller delivers the Notice of Objection to Buyer within the Review Period, Buyer and Seller shall, during the 60 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of the Closing Working Capital. If, at the end of such period or any mutually agreed extension thereof, Buyer and Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to Grant Thornton LLP (the “Independent Expert”). (ii) The Independent Expert shall base its determination solely on written submissions by Buyer and Seller and not on the Independent Expert’s independent review. Buyer and Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. The Parties shall request that the Independent Expert deliver to Buyer and Seller, as promptly as practicable but in no event later than 60 days after its retention, a report which shall set forth its resolution of the disputed items and amounts and its calculation of the Closing Working Capital or Consent Statement, as applicable. Any determination by the Independent Expert shall not be outside the range defined by the respective amounts in the Closing Working Capital Schedule or Consent Statement, as applicable, proposed by Buyer’s and Seller’s proposed adjustments thereto set forth in the Notice of Objection or Consent Protest Notice, as applicable, and absent manifest mathematical error, the decision of the Independent Expert shall be final, conclusive and binding on the Parties. The costs and expenses of the Independent Expert shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage that the portion of the aggregate contested amount not awarded to such Party bears to the aggregate amount actually contested by such Party, as determined by the Independent Expert.
e.	The date on which the Estimated Closing Payment, including Closing Working Capital, is finally determined pursuant to Section 4(d) shall be referred to as the “Determination Date” and such amount shall be referred to as the “Final Closing Payment”. On the Determination Date, the Purchase Price shall be adjusted as follows:
1.	If the Final Closing Payment is less than the Estimated Closing Payment, Buyer and Seller shall offset an amount equal to such excess amount against the Note; and
2.	If the Final Closing Payment is greater than the Estimated Closing Payment, Buyer and Seller shall increase the Note by an amount equal to such shortfall amount.

f.	Any payment to be made under Section 4(e)(1) shall be made within three business days after the Determination Date, and shall be made by wire transfer of immediately available funds to an account designated in writing by Buyer. Buyer and Seller agree that any adjustment to the Purchase Price pursuant to this Section shall be treated as an adjustment to the Purchase Price for all tax purposes, and shall not take any inconsistent position for Tax purposes. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.
g.	Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to Seller hereunder to the extent remitted to the appropriate governmental authority on behalf of Seller to which the withheld amounts pertain. Notwithstanding anything to the contrary in this Section 4(g), prior to deducting or withholding from any payments to be made under this Agreement, Buyer shall notify Seller of its intent to withhold or deduct from the Purchase Price and shall cooperate in good faith with Seller, to eliminate or reduce such withholding or deduction to the extent permitted by applicable Law. Seller shall be responsible for all out-of-pocket expenses that Buyer incurs in connection therewith. For the avoidance of doubt, for U.S. federal income tax purposes, no withholding is expected on the Purchase Price payable to Seller with respect to the Purchased Assets.

5.	Deliveries at the Closing:
a.	At or before the Closing, Seller shall discharge and extinguish in full, and present evidence thereof, all indebtedness (if any) owed:
1.	by Seller or any affiliate thereof to DMAP, Holdings and DoseMe; and

2.	by DMAP, Holdings and DoseMe to Seller, or any affiliate thereof, other than amounts owing in the normal course of trading on arm’s length terms.
b.	At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
1.	documentation evidencing to the reasonable satisfaction of Buyer that all Liens (other than Permitted Liens) over the Shares have been discharged;
2.	a duly executed and completed transfer in favor of Buyer of the Shares in registrable form together with the relevant share certificate(s) (if any) or a deed of indemnity for missing share certificates in customary Australian forms;
3.	a resolution of the board of directors of each of DMAP, Holdings and DoseMe resolving that, subject to and effective as of the Closing:
(1)	the persons notified in writing by Buyer to Seller before the Closing to be appointed as directors, secretaries and public officers be appointed;
(2)	the resignation of any director, secretary or public officer notified in writing by Buyer to Seller concurrently with the Closing as required to resign be accepted;
(3)	banking authority be given to the persons notified in writing by Buyer to Seller concurrently with the Closing, and all other banking authorities be revoked;
(4)	the registered office be changed to the address notified in writing by Buyer to Seller concurrently with the Closing;
(5)	all existing powers of attorney given by any Transaction Entity in favor of any resigning director, secretary or public officer be revoked;
(6)	in the case of DMAP only, DMAP approves the transfer of Shares to Buyer; and

(7)	any director or secretary be authorized to give all notices required to be given to regulatory authorities in relation to matters described above;
4.	the Australian Securities and Investments Commission corporate key for each of DMAP, Holdings and DoseMe (or confirmation from Seller that a replacement corporate key has been applied for by each of DMAP, Holdings and DoseMe);
5.	the register of members for each of DMAP, Holdings and DoseMe;
6.	a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) duly executed by Seller;
7.	a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder; and
8.	all corporate books and records of the Transferred Entities (to the extent that such books and records are not otherwise located at the Transferred Entities).
c.	At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
1.	the Estimated Closing Payment;
2.	the Note, duly executed by Buyer; and
3.	each of the following documents:
(1)	the US law pledge and security agreement between the Seller and Buyer (the “US Security Agreement”), duly executed by Buyer; and
(2)	the Australian law specific security deed between the Seller and Buyer (the “AU Buyer Security Agreement” and, together with the US Security Agreement, the “Buyer Security Agreements”), duly executed by Buyer; and
(3)	each title document and blank transfer required to be provided by the Buyer to the Seller under any Buyer Security Agreement; and
4.	a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby and of the Buyer Security Agreements (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder (including the Buyer Security Agreements), and (C) customary security related matters.
d.	At the Closing, beneficial ownership of and risk in the Shares passes to Buyer.
e.	Security for Note.
1.	To secure the payment to the Seller of the Note, the Buyer must (in addition to the delivery at Closing of the Buyer Security Agreements under Section 5(c) above) on or before the date which is 45 days after Closing (the “Whitewash Deadline Date”) deliver to the Seller:
(1)	each of the following documents which, in each case, where applicable, shall be (i) duly stamped or, if not duly stamped, evidence satisfactory to the Seller that they will be duly stamped; and (ii) in registrable form together with all executed documents or other information necessary to register them or the Liens created by them:
(a)	the joinder to the US Security Agreement under which the Transferred Entities become additional grantors under the US Security Agreement (the “US Security Agreement Joinder”), duly executed by each Transferred Entity;
(b)	the Australian law guarantee and indemnity between each Transferred Entity and the Seller (the “AU Transferred Entity Guarantee”), duly executed by each Transferred Entity;
(c)	the Australian law general security deed between each Transferred Entity and the Seller (the “AU Transferred Entity Security Agreement” and, together with the US Security Agreement Joinder, the AU Transferred Entity Guarantee, the “Transferred Entity Security Agreements”), duly executed by each Transferred Entity;
(2)	each title document and blank transfer required to be provided by a Transferred Entity to the Seller under any Transferred Entity Security Agreement and/or the US Security Agreement, as applicable; and
(3)	a certificate of a director of each Transferred Entity certifying as to, amongst other things, (A) the resolutions of the board of directors of each Transferred Entity, duly adopted and in effect, which authorize the execution, delivery and performance by such Transferred Entity of each Transferred Entity Security Agreement and the US Security Agreement and the transactions contemplated by them, (B) the names and signatures of the officers of the Transferred Entity authorized to sign the Transferred Entity Security Agreements and the documents to be delivered thereunder, and (C) customary security related matters.
2.	Without limiting Section 5(e)(1), Buyer must take all steps required to procure that:
(1)	the financial assistance constituted by the Transferred Entities entering into the Transferred Entity Security Agreements is approved by shareholders of the relevant company (and the shareholders of any ultimate Australian holding company) in accordance with section 260B of the Corporations Act 2001 (Cth) by no later than the date which is 2 business day after the Closing, including procuring all relevant entities prepare and send, as required, all notices of meeting and explanatory materials; and
(2)	all relevant entities lodge at the requisite times all forms required to be lodged with government agencies (including the Australian Securities and Investments Commission) in connection with the relevant financial assistance and entry into the Transferred Entity Security Agreements, in each case, as required to enable the Transferred Entities to enter into the Transferred Entity Security Agreements on or before the Whitewash Deadline Date and in form and substance acceptable to the Seller.
3.	The Buyer must, within 2 business days of the relevant document being finalized, provide to the Seller copies of each document referred to in Section 5(e)(2).
4.	Following Closing until the Transferred Entity Security Agreements are delivered to the Seller in accordance with Section 5(e)(1), the Buyer must procure that the Transferred Entities do not do, or attempt to do, anything that would result in any Transferred Entity breaching clause 5.3 (Negative pledge and disposal of assets) of the agreed form of the AU Transferred Entity Security Agreement (the “Negative Pledge”) as if the Transferred Entities had become bound by the Negative Pledge on and from Closing.
6.Representations and Warranties of Seller.  Seller represents and warrants to Buyer as of the date hereof that the statements contained in this Section 6 are true and correct as of the date hereof.
a.Organization; Authority; Enforceability and Solvency.
1.	Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.
2.	Each Transferred Entity is a proprietary company limited by shares, duly incorporated and validly existing under the Laws of the state of its incorporation and has full corporate power and authority to enter into each document to be delivered hereunder by it, to carry out its obligations thereunder and to consummate the transactions contemplated thereby.
3.	None of the following events has occurred in relation to any Transferred Entity:
(1)	a receiver, receiver and manager, liquidator, provisional liquidator, administrator, trustee or similar officer has been appointed in respect of it or any of its assets or an event has occurred that reasonably gives any person the right to seek such an appointment;
(2)	an application has been made to a court or a valid and binding resolution has been passed or an order from a court has been made for the winding up or dissolution of it or an event has occurred that would reasonably give any person the right to make such an application;
(3)	it has proposed or has taken steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them;
(4)	it has stopped paying its debts when they became due or has been declared under any applicable law to be insolvent or its board of directors has validly resolved that it is, or is reasonably likely to become at some future time, insolvent; or
(5)	any person in whose favor any Transferred Entity has granted any Liens (other than Permitted Liens) has become entitled to enforce any security under such applicable Lien (other than any Permitted Lien) or any floating charge under any such Lien (other than any Permitted Lien) crystallizes.
b.No Conflicts.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not (i) violate or conflict with the articles of incorporation, by-laws or other organizational documents of Seller (ii) violate or conflict with any applicable statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any governmental entity (each, a “Law”) applicable to Seller, the Shares or the Purchased Assets, other than as would not be reasonably expected to be material to the Seller, the Shares or Purchased Assets; (iii) violate or constitute a default or an event of default, or trigger any rights of any other entity or person under any contract to which Seller or any Transferred Entity is a party or a beneficiary or by which Seller, any Transferred Entity or any of their respective assets are bound, or (iv) result in the creation or imposition of any Lien on the Shares and Purchased Assets other than Permitted Liens and the Liens created or granted under the Buyer Security Agreements or any other document executed in connection with this Agreement.  Except as set forth on Schedule 6(b), no material consent, approval, waiver or authorization is required to be obtained by Seller or any Transferred Entity from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.
c.Compliance with Law; Authorizations.
1.	Seller, the Transferred Entities and, to the actual knowledge of Carolina Branco, Ross Carbone and Tim Sheehan (such actual knowledge, the “Knowledge of Seller”), each of their respective employees, contractors and consultants are and, for the four (4) years immediately prior to the date hereof, have been in compliance in all material respects, and none of Seller or any Transferred Entity is in material violation of, any Law to which the Shares or the Purchased Assets are subject, and none of Seller or any of the Transferred Entities have failed to obtain or adhere to the requirements, in any material respect, of any rights under any authorization, approval, consent, certificate, license, permit, franchise, registration, variance and similar rights (each, an “Authorization”) relating to Seller’s ownership of the Shares and Purchased Assets.

2.	All Authorizations required for Seller and the Transferred Entities to conduct their respective business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and/or the Transferred Entities (as applicable) and are valid and in full force and effect, expect where the failure to obtain such Authorizations or such Authorizations not being in full force and effect would not reasonably be expected to have a material adverse effect on the Business, the Shares, the Purchased Assets or the Transferred Entities.
3.	True and complete copies of each written agreement or arrangement between each Transferred Entity and any regulatory authority have been disclosed to the Buyer.
4.	No Transferred Entity has received any written order, direction or notice from any regulatory authority requiring monetary expenditure by the Transferred Entity or which may otherwise be reasonably expected to adversely affect the business of the Transferred Entities. To the Knowledge of Seller, no Transferred Entity is aware any circumstance existing that is reasonably likely to result in any such written order being made or written direction or notice being given.
5.	No Transferred Entity has provided any goods or services that do not materially comply with any warranty made by the Transferred Entity in respect of those goods or services or any warranty standard or specification for those services required or implied by applicable law.
d.Litigation.
1.	Except as set forth on Schedule 6(d), there is no action that is or has been pending or, to the Knowledge of Seller, threatened (i) against or involving, directly or indirectly, the Transferred Entities or the business of the Transferred Entities or, with respect to Seller, the Purchased Assets, or (ii) seeking to prevent or challenge any of the transactions contemplated by this Agreement. There is no unsatisfied order, judgment or award, in each case, issued by a court of competent jurisdiction, against any Transferred Entity.
2.	No Transferred Entity has been given written notice that it is the subject of any investigation, inquiry, prosecution or enforcement proceedings by any regulatory authority with jurisdiction over the applicable Transferred Entity, there are no such investigations, inquiries, prosecutions or proceedings pending or, to the Knowledge of the Seller, threatened in writing against any Transferred Entity and, to the Knowledge of Seller, no circumstance exists that is reasonably likely to give rise to any such investigation inquiry, prosecution or proceedings.
e.Assets and Properties.
1.	Seller owns outright and has good, valid and marketable title or valid leasehold interest in and to all of the tangible assets forming part of the Purchased Assets, free and clear of all Liens, other than Permitted Liens and the Transferred Entities have good, valid and marketable title or valid leasehold interest in and to all of their respective tangible assets, free and clear of all Liens, other than Permitted Liens. Each contract or lease forming part of the Purchased Assets to which Seller is a party is valid and effective in accordance with its terms.
2.	Other than with respect to the services to be provided by Seller to the Transferred Entities or Buyer following the Closing, including the Transition Services Agreement (as defined below), the Purchased Assets and the assets of the Transferred Entities are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. The Purchased Assets and the material assets of the Transferred Entities are in good condition and, subject to normal wear and ordinary routine maintenance, are adequate for the uses to which they are being put in the ordinary course of business, and none of the Purchased Assets or assets of the Transferred Entities are in need of maintenance or repairs (other than ordinary, routine maintenance and repairs).
3.	The real properties set forth in Schedule 6(e) (“Leasehold Properties”) comprise all of the real property leased, occupied or used by the Transferred Entities and no Transferred Entity is party to any agreement or arrangement to acquire, lease or occupy any real property other than the Leasehold Properties.

4.	True and complete copies of each lease for the Leasehold Properties (“Lease”) have been disclosed to Buyer and except as disclosed there are no incentives, rent free periods, reduced rent periods or other reductions or abatements of rent or outgoings in relation to any of the Leasehold Properties.

5.	In relation to each Lease:

(1)	to the Knowledge of Seller, the Lease is valid, binding and enforceable and registered where required;

(2)	the lessee Transferred Entity has made all payments that have become due and payable by the Lease, has otherwise materially complied with all terms of the Lease and has not received any written notice alleging that any circumstance exists that would reasonably constitute a breach of the Lease by such lessee Transferred Entity; and

(3)	the lessor under each applicable Lease has not given any written notice terminating or purporting to or advising of an intention to terminate the lease and, to the Knowledge of Seller, no circumstance exists that would reasonably entitle the lessor under the Lease to do so under the terms of the applicable Lease.

6.	The lessee Transferred Entity has exclusive possession, occupation and quiet enjoyment of the land leased to such Transferred Entity in each Leasehold Property and holds all easements, rights, interests and privileges in connection with that land, in each case, to the extent necessary to enable the Transferred Entity to carry on the Business as of immediately prior to the Closing.

7.	No Transferred Entity has any direct or indirect ownership interest in any real property (being, for clarity, land, moorings, waterways, buildings or other fixed physical structures).

f.Ownership of Acquired Entities.
1.	Seller owns 100% of the issued and outstanding shares of DMAP. DMAP owns 100% of the issued and outstanding shares of Holdings. Holdings owns 100% of the issued and outstanding shares of DoseMe.
2.	All of the Shares have been duly authorized and are validly issued and fully paid. The Shares were issued and granted in compliance with (i) all applicable securities Laws and (ii) the organizational documents of Seller and the contracts to which Seller is a party. There are not, nor have there ever been, any preemptive rights or rights of first refusal with respect to the issuance of the Shares. Other than the organizational documents of each Transferred Entity, there are no (i) voting agreements, voting trusts, proxies, or other agreements or understandings with respect to the Shares, or (ii) arrangements or understandings relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Transferred Entity’s securities.
3.	No person has any right to require the issue of any shares or other equity securities in any Transferred Entity and no Transferred Entity has made any offer that may result in any person having such a right.
4.	No Transferred Entity:
(1)	has legal or beneficial right in, and has not agreed to acquire, subscribe for or purchase any shares or other equity securities in any company, any units in any unit trust or any other ownership interests in any other entity (other than, in each case, another Transferred Entity);
(2)	controls (within the meaning of section 50AA of the Corporations Act 2001 (Cth)) any company or other entity, other than another Transferred Entity;
(3)	is a member of or party to any joint venture, consortium, partnership or unincorporated association, other than a recognized trade association; or
(4)	is a party to any agreement for participation with any other person in any business activity deriving profits, commissions or other income.

5.	All records of each Transferred Entity (including originals and copies of all books, records, reports, correspondence, files, manuals and other documents and information created by, owned by, or relating to a Transferred Entity, whether in printed, electronic or any other form):
(a)	have been fully and properly maintained in all material respects and contain complete and accurate records of all matters required to be entered in them by any law or regulation or by the relevant accounting standards, in each case, applicable to such Transferred Entity; and
(b)	are in the possession or control of a Transferred Entity, and the Transferred Entity has not received any written notice or allegation from any regulatory authority with jurisdiction over such Transferred Entity or any current for former shareholder that any of them is incorrect or should be rectified or amended.
g.Intellectual Property.
1.	Schedule 6(g) lists all of the following that is material or necessary to the business of the Transferred Entities as currently conducted by the Transferred Entities: (i) trademarks and service marks, including all applications and registrations; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including the goodwill associated with the trademarks and service marks identified pursuant to subsection (i), and all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing), that in each case, is included in the Purchased Assets or owned by Transferred Entities (collectively the “Scheduled Intellectual Property”). All such Scheduled Intellectual Property is, to the Knowledge of Seller, valid, subsisting and in full force and effect; and (vii) with respect to the Scheduled Intellectual Property that is the subject of any issuance, registration or application by or with any governmental authority or authorized private registrar (collectively, the “Registered Intellectual Property”), Seller has paid all maintenance fees and made all filings required to maintain Seller’s and Transferred Entities, as the case may be, ownership of such Registered Intellectual Property. For all such Registered Intellectual Property, Schedule 6(g) lists (as applicable) (A) the jurisdiction where the application or registration is located, (B) the application or registration number, and (C) the application or registration date.
2.	To the Knowledge of Seller, Seller’s and Transferred Entities’ prior and current use of the Scheduled Intellectual Property has not and does not infringe, violate, dilute or misappropriate the intellectual property of any person or entity and there are no claims pending or, to the Knowledge of Seller, threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Scheduled Intellectual Property. To the Knowledge of Seller, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Scheduled Intellectual Property, and neither Seller nor any Transferred Entity has made or asserted any claim, demand or written notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation with respect thereto.
3.	The Transferred Entities own all right, title, and interest to the Scheduled Intellectual Property.
4.	The Scheduled Intellectual Property together with any intellectual property licensed pursuant to any of the Transferred Entity Contracts constitutes all material intellectual property necessary for the Transferred Entities to conduct their business in the manner in which it is conducted at the Closing.
h.	Privacy Matters; Security.

1.	To the Knowledge of Seller, any personal information in connection with the Purchased Assets or in the Transferred Entities’ possession, custody or control, or otherwise maintained, held or processed by or on behalf of each Transferred Entity, is maintained, held or processed in compliance with all applicable Laws in all material respects, including, to the extent applicable, HIPAA, the Privacy Act 1988 (Cth), the National Privacy Principles contained in Schedule 3 to the Privacy Act 1988 (Cth) or an approved privacy code (as defined in the Privacy Act 1988 (Cth)) and any state or territory Laws (“State Privacy Laws”) governing privacy and, security and the use and disclosure of personal information. Laws relating to the privacy and security of personal information are collectively referred to as “Privacy Laws.” To the extent required by Privacy Laws, each Transferred Entity has implemented commercially reasonable written privacy and security policies that govern its collection, storage, use, processing, disclosure and transfer of personal information and that comply in all material respects with applicable Privacy Laws, and Sellers have made available to Buyer true, accurate and complete copies of such policies.

2.	Neither Seller nor any Transferred Entity has received any written claim or complaint regarding its collection, use or disclosure of personal information. Neither Seller in connection with the Purchased Assets, nor any Transferred Entity is currently involved in or been the subject of, or has ever been involved in or the subject of, of any actions, allegations, demands, assessments, fines, or judgments related to Privacy Laws. Neither Seller in connection with the Purchased Assets, nor any Transferred Entity is currently party to any order, settlement or other similar agreement regarding data protection, privacy or the collection, use, disclosure, sale or licensing of personal information, or Privacy Laws. No material breach, security incident or material violation of any of the Seller’s or Transferred Entities’ data security policies in relation to any personal information held by Seller in connection with the Purchased Assets and any Transferred Entity has occurred during the three (3) years prior to the date of this Agreement. To the Knowledge of Seller, there has been no illegal processing of any personal information held by the Transferred Entities or Seller in connection with the Purchased Assets. To the Knowledge of Seller, no circumstance has arisen in which Privacy Laws would require any Transferred Entity or Seller to notify a governmental body or any other person of any data security breach, security incident or violation of any data security policy.

3.	Each contractor engaged by any Transferred Entity for the purpose of undertaking any activity that has given rise to or may give rise to the creation of any Intellectual Property has executed an assignment of that Intellectual Property to the Transferred Entity, and any employee of any Transferred Entity who has devised any invention which is or may become the subject of any application for a patent or registered design outside Australia has executed an assignment of that invention, and the right to be granted a patent in relation to the invention, to the Transferred Entity.
4.	The applicable Transferred Entity holds a valid license to use, and has paid in full all license fees in respect of, each domain name set out in Schedule 6(g) and there are no other domain names used in the business at the Closing.
i.	Assigned Contracts. Schedule 6(i) includes each contract included in the Purchased Assets and being assigned to and assumed by Buyer in accordance with this Agreement (the “Assigned Contracts”). Each Assigned Contract to which Seller is a party is valid and effective in accordance with its terms and is in full force and effect. Seller is not, and to the Knowledge of Seller, no other party is in breach of or default under (or is alleged to be in breach of or default under) any Assigned Contract and Seller has not provided or received any written notice of any intention to terminate, any Assigned Contract. Complete and correct copies of each Assigned Contract have been made available to Buyer. There are no disputes pending or, to the Knowledge of the Seller, threatened under any Assigned Contract.
j.	Contracts of Transferred Entities. Except as set forth on Schedule 6(j), none of Transferred Entities are a party to any:
1.	contract with any employee, contractor, agent or consultant for base compensation to be paid by such Transferred Entity in excess of $50,000 annually, other than arrangements terminable without notice or severance in excess of what is required under applicable Law;

2.	contract to lease any material personal property of the Transferred Entities;
3.	contract limiting or restraining Transferred Entities from engaging or competing in any lines of business with any person, including any contract that contains exclusivity or non-compete provisions and any contract with non-solicitation or no-hire provisions;
4.	contract with any governmental authority involving payments to the Transferred Entities;

5.	contract involving the acquisition of equity or assets of another person, including by merger, consolidation or otherwise;
6.	broker, finder, dealer, commission, reseller, distributor or other agency contract;
7.	joint venture, partnership or similar contract, or any contract providing for any sharing of revenues, losses or similar arrangement;
8.	contract pursuant to which Transferred Entities have granted, or agreed to grant, “most favored nation” pricing;
9.	contract relating to: (a) licensed intellectual property that is included in the Purchased Assets; or (b) the Scheduled Intellectual Property;
10.	contract for any capital expenditure or leasehold improvements for the Transferred Entities in excess of $20,000, individually or in the aggregate;
11.	contract that was entered into outside the ordinary course of business or is not on arm’s length terms; or
12.	Each of the contracts disclosed in connection with Schedule 6(j) (the “Transferred Entity Contracts”) to which a Transferred Entity is a party is valid and effective in accordance with its terms and is in full force and effect. No Transferred Entity is, and to the Knowledge of Seller, no other party is, in breach of or default under (or is alleged to be in breach of or default under) any Transferred Entity Contract and the Transferred Entities have not or have not provided or received any written notice of any intention to terminate, any Transferred Entity Contract. Complete and correct copies of each Transferred Entity Contract have been made available to Buyer.
k.	Financial Statements; Books of Account.
1.	Seller has made available to Buyer prior to the date hereof correct and complete copies of: (i) the unaudited balance sheets of the Business as of December 31, 2021 and December 31, 2020, and the unaudited consolidated statements of operations of the Business for the fiscal years then ended (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Business as of September 30, 2022, and the unaudited income statement of the Business for the nine (9)-month period then ended (the “Interim Financial Statements”). The Annual Financial Statements and the Interim Financial Statements are referred to collectively as the “Financial Statements”.
2.	Except as set forth in Schedule 6(k): (a) the Annual Financial Statements have been prepared in accordance with GAAP (subject to the absence of notes); (b) the Interim Financial Statements have been prepared in accordance with GAAP, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes; and (c) the Annual Financial Statements and Interim Financial Statements are based on the books and records of the Business and present fairly in all material respects the financial condition and results of operation of the Business at the dates and for the relevant periods indicated and otherwise comply with the requirements of the Corporations Act 2001 (Cth). The unaudited balance sheets of the Business included in the Interim Financial Statements shall be referred to herein as the “Most Recent Balance Sheets,” and the date thereof shall be referred to herein as the “Most Recent Balance Sheet Date.”
l.	No Undisclosed Liabilities. The Transferred Entities do not have any liabilities except for those liabilities that are (a) adequately reflected or reserved against on the Most Recent Balance Sheets, (b) not required to be reflected on a balance sheet of the Transferred Entities prepared in accordance with GAAP, (c) incurred in the ordinary course after the Most Recent Balance Sheet Date which, in all such cases, individually and in the aggregate, are not material or (d) future executing obligations to perform arising under any contract previously entered into by the Transferred Entities. To the Knowledge of Seller, there are no known material Permitted Liens.

m.	Banking Relationships. Set forth on Schedule 6(m) are the names and addresses of all banks and other financial institutions in which Transferred Entities have banking accounts, investment accounts, lines of credit, lock boxes or safe deposit boxes, and with respect to each such account, line or credit, lock box or safe deposit box, the names of all persons with signing authority or other access thereto.

n.	Insurance. Schedule 6(n)(i) sets forth a complete and correct list of all insurance policies (other than Benefits Plans) and fidelity bonds that cover the Transferred Entities or their respective businesses, properties, assets, directors or employees (the “Policies”). Such Policies are in full force and effect and none of the Transferred Entities are in default in any material respect with respect to its obligations under any such Policy in a manner that would permit the termination of such Policy or the limitation of any coverage thereunder. Schedule 6(n)(ii) sets forth a complete and correct list of all claims made with respect to all such Policies during the three (3) year period prior to the date of this Agreement, except claims under the Benefits Plans. Except as set forth on Schedule 6(n)(iii), none of the Transferred Entities have any self-insurance or co-insurance programs.

o.	Employee Benefit Plans and Employees.

1.	Schedule 6(o) sets forth a true and complete list of each pension, superannuation fund, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, annual leave, long service leave, personal and carer’s leave, health, medical, surgical, hospital, sickness, accident, disability, death, apprenticeship, training, daycare, scholarship, tuition reimbursement, education, adoption assistance, prepaid legal services, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Transferred Entities for the benefit of any employee, officer, manager, independent contractor or consultant of the Transferred Entities (as listed on Schedule 6(o), each, a “Benefit Plan”). Seller has made available to Buyer prior to the date hereof correct and complete copies of the material documents with respect to the Benefit Plans. For the avoidance of doubt, external superannuation funds to which the Seller or any Transferred Entity makes superannuation contributions on behalf of employees are not Benefit Plans for these purposes.

2.	None of the Transferred Entities have any liability with respect to any benefit plans or arrangements other than the Benefit Plans.

3.	There are no Benefit Plans outside the United States or Australia.

4.	Seller has provided Buyer with the name, position, location and start date of each employee of the Transferred Entities and each person who has accepted an offer of employment with a Transferred Entity but whose employment has not started.

5.	No Transferred Entity is party to or bound by any award, collective agreement or other registered or unregistered agreement with any group of employees or any trade union and no such awards or agreements otherwise apply to any employees of any Transferred Entity. There are no discussions or negotiations with any employees or trade unions or any of their representatives that may result in any Transferred Entity becoming party to or bound by any further such award or agreement.

6.	Each Transferred Entity that is the employer of any employee is legally entitled to terminate the employment of each of its employees by 3 months’ notice or less without liability for damages, redundancy or other compensation.

7.	Each Transferred Entity has:

(1)	paid all amounts due to each employee and former employee other than in respect of remuneration accrued for the current salary payment period and current expense claims;

(2)	otherwise complied in all material respects with all of its obligations in relation to the employment of its employees including all obligations arising under any award or collective agreement (including correct classification of employees against awards) and all obligations in relation to occupational health and safety and workers' compensation; and

8.	Within the thirty (30)-day period preceding the date hereof, no employee of or consultant to a Transferred Entity has:

(1)	been given notice of dismissal or termination by the Transferred Entity;

(2)	given notice resigning from employment with the Transferred Entity or terminating that consultancy or has otherwise indicated an intention to terminate the employment or consultancy; or

(3)	been placed on gardening leave or any equivalent arrangement.

9.	No Transferred Entity is involved in any industrial dispute or other dispute with any trade or industrial union or an association, group of employees or individual employee, no such dispute has, to the Knowledge of the Seller, been threatened and, to the Knowledge of Seller, is aware no circumstance exists that is likely to give rise to any such dispute.

10.	No employee of any Transferred Entity accrues benefits which are, or will be, determined by reference to a formula based on the employee's length of service and/or superannuation salary under any fund and, to the Knowledge of Seller, is aware no promise, assurance or representation has been made to any employee of any Transferred Entity that their accumulation benefits under any fund will at any point in the future equate (approximately or exactly) to or not be less than any particular amount however calculated.

11.	Each Transferred Entity:

(1)	has made when due all contributions to each superannuation fund that the Transferred Entity is obliged to make or has voluntarily committed to make; and

(2)	has made all superannuation contributions required to avoid any liability for a superannuation guarantee charge under the Superannuation Guarantee Charge Act 1992 (Cth).

p.	Absence of Certain Changes. Except as set forth on Schedule 6(p) or as specifically contemplated by this Agreement, since the Most Recent Balance Sheet Date through the Closing, Seller and the Transferred Entities have conducted the business in the ordinary course and there has not been:

1.	any change that has had or could reasonably be expected to have a material adverse effect on the Purchased Assets or the Shares;

2.	any declaration, setting aside or payment of any dividend or other distribution (whether in cash, equity or ownership interests or property) with respect to any equity security of the Transferred Entities, or any repurchase, redemption or other reacquisition of any equity security in the Transferred Entities;

3.	any increase in the compensation payable or to become payable to any director or manager employee of the Transferred Entities that would increase such director or manager’s base compensation to exceed $50,000 except for increases for such directors or employees made in the ordinary course of business, or in accordance with any Benefits Plan;

4.	other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held, in each case, applicable to the Purchased Assets or the assets of the Transferred Entities with a value in excess of $20,000;

5.	with respect to the Transferred Entities, any incurrence of any debts for money borrowed in excess of $20,000; or

6.	if any of the following would result in a material increase in the Tax liability of a Transferred Entity for any taxable period beginning after the Closing Date, any adoption or change of a Tax election, any settlement or compromise of a claim, notice, audit report, assessment or other action in respect of Taxes, any change of an annual Tax accounting period, any adoption or change of a method of Tax accounting, any filing of an amended Tax Return, any entry into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, any surrender of a right to claim a Tax refund, or any consent to an extension or waiver of the statute of limitations period applicable to any Tax claim or assessment.

q.	Taxes.

1.	Each Transferred Entity has timely filed with the appropriate governmental authority all material Tax Returns required to be filed by or on behalf of such Transferred Entity or any affiliated group (within the meaning of Section 1504 of the Code or any similar unitary, combined or consolidated group under state, local or foreign Law) of which Transferred Entities are or were a member and all such Tax Returns are true, correct and complete in all material respects. Schedule 6(q) contains a list of all jurisdictions (whether foreign or domestic) in which each Transferred Entity files Tax Returns. None of Transferred Entities is currently the beneficiary of any extension of time within which to file any Tax Return. None of Transferred Entities has received a written or any other claim by a governmental authority in a jurisdiction where such Transferred Entity does not file Tax Returns that such Transferred Entity is or may be subject to Tax by that jurisdiction.

2.	All Taxes payable by or on behalf of Transferred Entities, or any affiliated or consolidated group of which Transferred Entities are or were a member, have been fully and timely paid, whether or not shown on any Tax Return.

3.	There is no audit, examination, suit, proceeding or claim currently pending or, to the Knowledge of Seller, threatened in writing against the Transferred Entities in respect of any Taxes, and no written notice of any audit, examination or claim for Taxes, whether pending or, to the Knowledge of Seller, threatened, has been received by Transferred Entities. All Taxes resulting from any Tax proceeding relating to Transferred Entities have been fully paid.

4.	Each Transferred Entity has withheld and timely paid over to the proper governmental authority all Taxes required to have been withheld and paid over by each Transferred Entity, and each Transferred Entity has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

5.	None of Transferred Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver is still in force.

6.	There are no Liens on the assets of Transferred Entities relating to or attributable to Taxes other than Permitted Liens. None of Transferred Entities is, or has been at any time, a party to, bound by, or subject to any obligation under a Tax sharing, Tax indemnity or Tax allocation contract or similar agreement (except for contracts entered into in the ordinary course of business the primary purpose of which is not related to Tax).

7.	None of Transferred Entities has consummated or participated in, or is currently participating in, any transaction which was or is a “listed transaction” or a “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

8.	None of Transferred Entities is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

9.	In this section, “Tax Act” means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth) or either of them and “Tax” means a tax-related liability arising under the Tax Act.

(1)	No Transferred Entity is or has ever been a member of a Consolidated Group (as defined in the Tax Act) other than the Consolidated Group of which DMAP is the Head Company (as defined in the Tax Act) (“DMAP Consolidated Group”).

(2)	No Transferred Entity has in the 5 years before the date of this Agreement paid or become liable to pay any penalty, fine or interest under any law or regulation relating to Tax and, to the Knowledge of Seller, is aware no circumstance exists that may result in a Transferred Entity becoming liable to pay any such penalty, fine or interest.

(3)	No Transferred Entity has in the 5 years before the date of this Agreement been the subject of any investigation or audit by, or in dispute with, any Tax authority and, to the Knowledge of Seller, is aware no such investigation, audit or dispute is pending or, to the Knowledge of the Seller, threatened and no circumstances exist that may result in any such investigation, audit or dispute.

(4)	Complete copies of all material rulings, advices, consents, advance opinions and clearances from a Tax authority affecting any Transferred Entity (“Rulings”) have been disclosed to Buyer and:

(a)	all transactions carried into effect in reliance on any Ruling have been implemented in the manner disclosed in the application for the relevant Ruling; and

(b)	the applicable Transferred Entity has not taken any action which has or might alter or prejudice any arrangement which has been negotiated with a Tax authority or any Tax Ruling which has previously been obtained from or issued by any Tax authority.

(5)	Each Transferred Entity has retained in accordance with requirements in the Tax Act relating to the retention of records:

(a)	copies of all returns and other documents lodged with any Tax authority;

(b)	all records and other documents required by the Transferred Entity to calculate income tax liabilities, capital gains, capital losses, net capital gains and net capital losses after the Closing; and

(c)	all other records and other documents required by any law or regulation relating to Tax to be retained by the Transferred Entity for the requisite period.

(6)	Each Transferred Entity has accurately maintained a franking account in accordance with the Tax Act at all relevant times and:

(a)	complete and accurate details of the balance of each such franking account and any existing or pending franking debits have been provided to Buyer;

(b)	the Transferred Entity franked all dividends in accordance with the benchmark franking rule; and

(c)	the Transferred Entity will not have a franking deficit at the Closing or have a franking deficit after the Closing as a result of a matter, act, or event relating to a period on or before the Closing.

(7)	No Transferred Entity has a tainted share capital account and has not taken any action that might cause its share capital account to become a tainted share capital account or made any election at any time to untaint its share capital account.

(8)	No amount has been waived, forgiven or otherwise abandoned by any person in respect of debts owed by a Transferred Entity to any other person which would give rise to a net forgiven amount.

(9)	No Transferred Entity has sought capital gains tax rollover relief under the Tax Act with respect to any asset which it has acquired and owns at the Closing.

(10)No Transferred Entity has made an interposed entity election within the meaning of schedule 2F of the Tax Act.

(11)No Transferred Entity is or has ever been liable to pay GST in respect of supplies made by any other entity, other than amounts payable under a ‘GST gross up’ clause in an agreement covering supplies made to that Transferred Entity.

(12)A Transferred Entity has not made, or been a member of a corporate group that has made, an application for corporate reconstruction relief from stamp duty (or similar exemption or concession) in the 3 years up until the Closing.

(13)Each Transferred Entity has at all times since its formation been properly treated as a disregarded entity for U.S. federal income tax purposes.

r.	Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
s.No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS SECTION 6, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED (BY STATUTE OR OTHERWISE), REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THE SHARES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE LIABILITIES ASSUMED HEREUNDER AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS SECTION 6, SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES OR ANY OTHER PERSON). SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE PURCHASED ASSETS OR THE BUSINESS.
7.Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as of the date hereof that the statements contained in this Section 7 are true and correct as of the date hereof.
a.Organization; Authority and Enforceability.  Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.
b.No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not (i) violate or conflict with the organizational documents of Buyer or any Law applicable to Buyer or the Purchased Assets or (ii) violate or constitute a default or an event of default, or trigger any rights of any other entity or person under any contract to which Buyer is a party or a beneficiary or by which Buyer or any of its assets are bound.
c.Independent Investigation; Buyer Acknowledgement.  Buyer has conducted its own independent investigation and review and analysis the business, results of operations, prospects, condition (financial or otherwise) and assets of the Business, including the Purchased Assets and the assets of the Transferred Entities in a manner sufficient to make an informed investment decision.  Buyer agrees and acknowledges that it is not entitled to any recission right. BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES BY SELLER CONTAINED IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT BUYER HAS NOT RELIED ON

ANY REPRESENTATION, WARRANTY OR OTHER STATEMENT BY ANY PERSON ON BEHALF OF SELLER (OTHER THAN THOSE SET FORTH IN SECTION 6) AND THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY SELLER.
8.Restrictive Covenants.  Seller is engaged in the business of development, operation, and support of precision dosing software for intravenous medications (the “Business”).
a.Seller covenants that, for a period of five (5) years from the date of this Agreement (the “Restricted Period”), Seller shall not, and shall not permit any of its controlled subsidiaries to, directly or indirectly, (x) engage in or assist others in engaging, in the Business worldwide (such restricted area, the “Territory”); (y) have an interest in any person or entity that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, manager, director or consultant; or (z) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Buyer or any of its subsidiaries or affiliates, on the one hand, and customers or suppliers of Buyer or any of its subsidiaries or affiliates, on the other hand.
b.Seller covenants that during the Restricted Period it will not, and shall cause its affiliates not to, directly or indirectly, in any capacity hire, solicit or otherwise enter into any business affiliation with any employee of Buyer; provided, however, that this restriction shall not prohibit (i) soliciting or recruiting for employment or employing or hiring any such person from and after the twelve month anniversary of the date such person’s employment with Buyer terminated, or (ii) the solicitation for employment and subsequent hiring of such person who responds to a general solicitation through advertisements in newspapers or other media of general circulation advertising employment opportunities, to the extent that such advertisements are not aimed specifically at any such person.
c.Seller acknowledges that a breach of this Section 8 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
d.During the Restricted Period, Seller will not, and shall cause its affiliates not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers that Seller knows or has reason to know are clients or customers of Buyer with the intent of diverting their business or services from Buyer.
e.Seller acknowledges that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 8 are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Seller's conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement in such jurisdiction.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 8 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions hereof, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, and shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
9.Employee Matters.
a.	Immediately prior to the Closing, Seller shall terminate all employees of Seller set forth on the Terminated Employees Schedule, and Buyer shall offer employment, effective immediately after the Closing, to any or all of such employees, which offers of employment shall contain (i) base salary or hourly wages (excluding equity or equity-based compensation) and (ii) welfare benefits (excluding, for the avoidance of doubt, retiree medical or other retiree welfare benefits), in each case which are substantially similar to those provided by Seller immediately prior to the Closing.
b.	Prior to the Closing, Seller shall pay to DoseMe, by wire of immediately available funds, $193,908.33 AUD for further distribution by DoseMe to the employees of DoseMe set forth on Schedule 9(b). Upon receipt by Seller of a fully executed release, in the form acceptable to Seller, from each employee set forth on Schedule 9(b), Seller shall cause DoseMe to pay to each such employee the amount set forth opposite such employee’s name on Schedule 9(b); provided, that if any payment to any such employee is not made prior to the Closing, upon Seller’s receipt of the applicable release, Buyer shall cause DoseMe to pay each such employee the amount set forth opposite such employee’s name on Schedule 9(b).
10.Allocation.  The Purchase Price shall be allocated among the covenants set forth in Section 8 and the Purchased Assets for all purposes (including Tax and financial accounting purposes) in accordance with their respective fair market values pursuant to an allocation schedule prepared by Seller and delivered to Buyer following the Closing in accordance with Section 1060 of the United States Internal Revenue Code of 1986, as amended from time to time (the “Asset Allocation”).  Buyer and Seller will (a) file or cause to be filed all Tax Returns in a manner consistent with the Asset Allocation (as determined pursuant to this Section 10) and (b) not take any action inconsistent therewith.  Any adjustments to the Purchase Price subsequent to the initial delivery of the Asset Allocation by Seller to Buyer shall be reflected in amendments to the Asset Allocation made by Seller in a manner consistent with Treasury Regulation Section 1.1060-1. For purposes of this Agreement:
a.	“Pre-Closing Tax Period” means any taxable period that ends on or prior to the Closing Date, or that includes the Closing Date.
b.	“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, stamp, transaction, unemployment, social security, workers’ compensation and other taxes, assessments, customs, surcharges, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, fines, statutory charges, or additional amounts with respect thereto.
c.	“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
11.Transfer Taxes.  All transfer, sales, use, registration, documentary, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by 50% by Seller on the one hand and 50% by Buyer on the other hand, provided, however, that all Australian stamp and similar duties or taxes shall be borne 100% by Buyer.  Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary); provided, that all parties shall reasonably cooperate with one another so as to reduce or eliminate any such Transfer Taxes to the extent permitted under applicable law.
12.Public Announcements.  Buyer shall not issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement without Seller’s prior written consent.
13.Survival.  Except as set forth in the final sentence of this Section 13, (i) all representations and warranties contained in this Agreement other than Fundamental Representations shall survive for eighteen months following the date hereof and (ii) all Fundamental Representations shall survive for six years following the date hereof; provided, that Fundamental Representation in relation to any Transferring Entity in connection with the Tax Act shall survive until the date which is 7 years after the date for lodgment of the income tax return of that Transferring Entity for the period that includes the Closing Date.  All covenants contained in this Agreement shall survive for the period explicitly specified therein.  Any claims of Delaware common law fraud (“Fraud”), willful or intentional misrepresentation or willful misconduct  by or on behalf of any applicable party shall survive for 90 days following the expiration of the applicable statute of limitations (including extensions thereof).
14.Indemnification.
a.	Each Party hereby agrees to indemnify the other Party, its successors and assigns, and their officers, managers, members, employees, agents and affiliates from and against any loss, cost, expense (including reasonable attorney’s fees and disbursements), damage, liability, claim, judgment, damage or settlement, but excluding indirect, consequential, incidental, exemplary, special, punitive damages, damages measured by loss profits, diminution in value, “multiple of profits,” and other similar damages (other than to the extent paid or payable to a third party) (collectively, “Losses”) incurred or sustained by any one or more of them with respect to or arising out of (x) any inaccuracy in or breach of any warranty or representation made by such indemnifying Party in this Agreement (including all exhibits and schedules thereto) or any document required to be delivered hereunder, other than (i) that certain Transition Services Agreement entered into among the Parties as of the date hereof (the “Transition Services Agreement”), (ii) the Note, (iii) the Buyer Security Agreements, (iv) the Transferred Entity Security Agreements and (v) any document or other instrument entered in connection with foregoing and (y) breach of or non-fulfillment of any covenant, agreement, or obligation to be performed by such indemnifying Party pursuant to this Agreement (including all exhibits and schedules thereto) or any document required to be delivered hereunder, other than (i) the Transition Services Agreement, (ii) the Note, (iii) the Buyer Security Agreements, (iv) the Transferred Entity Security Agreements and (v) any document or other instrument entered in connection with foregoing.
b.	In no event shall either Party be liable for Losses in excess of an aggregate amount equal to the Purchase Price as adjusted pursuant to Section 3(b) and/or Section 4(e)(1); provided, that, in the case of the Losses arising out of or relating to any representation and warranty that is not a Fundamental Representation, the cumulative indemnification obligation shall not exceed ten percent (10%) of the Purchase Price, as adjusted pursuant to Section 3(b) and/or Section 4(e)(1); provided, that neither Party shall be required to indemnify the other Party hereunder until the aggregate amount of all such Losses exceeds $60,000 (the “Threshold”), in which case the Buyer Indemnitee or Seller Indemnitee, as applicable, shall be entitled to indemnification for all Losses (including up to the Threshold). The Threshold shall not apply to any indemnification obligations of Seller or Buyer, as applicable for any inaccuracy or breach of any of the Fundamental Representations.
c.	Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly (but, in any event, within 30 days after receipt of any notice from a third party, if applicable) provide written notice of such claim to the other party (the “Indemnifying Party”). Such notice by the Indemnified Party shall describe the any applicable claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in defense of any such action, with its counsel and at its own cost and expense (which, for the avoidance of doubt, shall not be a Loss hereunder). If the Indemnifying Party does not assume the defense of any such action, subject to the terms herein, the Indemnified Party may but shall not be obligated to, subject to the limitations herein, defend against such action in such manner as it may deem appropriate. In the event that the Indemnifying Party does elect to conduct the defense of the third-party claim, then the Indemnified Party will reasonably cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by the Indemnifying Party. The Indemnified Party shall have the right to compromise and settle a third party claim only with the prior written consent of the Indemnifying Party (such approval not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not settle any action without the Indemnified Party’s prior written consent (such approval not to be unreasonably withheld, conditioned or delayed); provided, that the Indemnifying Party may enter into a settlement of such third party claim without the consent of the Indemnified Party if (i) pursuant to or as a result of such compromise or settlement where no injunctive or other equitable relief will be imposed against any Indemnified Party and the settlement involves only payment of monetary damages by the Indemnifying Party; and (ii) such compromise or settlement expressly, irrevocably and unconditionally releases the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice and without any admission of wrongdoing or liability on the part of any Indemnified Party.

d.	Subject to Section 14(b) above, the Indemnified Party shall be entitled to recover the amount of Loss thereof from the Indemnifying Party upon final determination in an arbitration proceeding in accordance with Section 23(b) that the underlying claim is subject to indemnification pursuant to this Section 14, including reasonable attorneys’ fees, disbursements and amounts paid as the result of such proceeding (the “Recoverable Loss Amount”).

e.	For purposes of this Agreement, “Fundamental Representations” means the representations and warranties set forth in Sections 6(a), 6(b)(i), 6(e)(1-6) (other than the last sentence of (2)), 6(f), 6(g), 6(q) and 6(r), and Sections 7(a) and (b)(i).
f.	The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 14; provided, however, that nothing herein shall preclude any Party from seeking any remedy under any Buyer Security Agreement or any Transferred Entity Security Agreement or any remedy based upon such other Party’s fraudulent or intentional misrepresentation in the making of representations and warranties under this Agreement, willful misconduct, Fraud or equitable relief pursuant to Section 8(d).
g.	For purposes of determining the amount of a Loss under this Section 14 resulting from a breach of any representation or warranty of Seller contained in this Agreement (but not, for the avoidance of doubt, for purposes of determining whether there has been a breach or inaccuracy), all references therein to “Material Adverse Effect”, “material,” “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom.

h.	Notwithstanding anything to the contrary in this Agreement, if Seller has not satisfied the Recoverable Loss Amount within thirty (30) days of such Recoverable Loss Amount determination, Buyer and Seller shall offset the amount of such Recoverable Loss Amount against the Note.

i.Insurance Proceeds; Tax Benefits.
1.	To the extent required by applicable Law, the Indemnified Party shall use commercially reasonable efforts to mitigate the amount of any Losses for which it is entitled to seek indemnification pursuant to this Section 14. If any Loss incurred by an Indemnified Party for purposes of this Section 14 are covered by insurance, then the Indemnified Party agrees to use commercially reasonable efforts to seek recovery under such insurance. If any payment has been made to an Indemnified Party in respect of any Losses pursuant to this Section 14 and the Indemnified Party thereafter receives recovery from any third party (including any insurer (subject to Section 14(g)(2)) in respect of such Losses, the Indemnified Party shall pay to the Indemnifying Party upon receipt of such recovery the lesser of (i) any amount so recovered in respect of such Losses, and (ii) the amount paid to the Indemnified Party in respect of such Losses pursuant to this Section 14, in each case, subject to any applicable expenses, including legal fees.
2.	Without limiting Section 14(g)(1), for purposes of calculating the amount of Losses incurred by an Indemnified Party for purposes of this Agreement, such amount shall be reduced by (i) the amount of any insurance proceeds actually paid to such Indemnified Party in respect of such Losses, net of any deductible amounts paid by or on behalf of the Indemnified Party, any present or future increase in premiums related thereto, calculated over a period of three years, and any reasonable costs associated with obtaining such insurance proceeds, including legal fees, (ii) the amount of any indemnification, contribution, and other similar payment proceeds actually recovered by such Indemnified Party in respect of such Losses, net of any reasonable costs associated with obtaining such proceeds, including legal fees, and (iii) any amount which was (A) taken into account as a liability or deduct for purposes of calculating the Purchase Price and (B) actually reduced the amount of the Purchase Price.
3.	For purposes of calculating the amount of Losses incurred by an Indemnified Party for purposes of this Agreement, such amount shall be reduced by the amount of any tax benefit received or reasonably likely to be received by such Indemnified Party in respect of such Losses, including any amount of any relief, allowance, exemption, exclusion, set off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of a Tax or duty under any law obtained or obtainable by the Buyer or Transferred Entities and any amount by which any Tax for which the Buyer or Transferred Entities is or may be liable to be assessed or accountable is reduced or extinguished), arising directly or indirectly from the matter that gives rise to the Loss, net of any costs associated with obtaining such benefit, including legal fees.

j.	Seller shall not be liable under this Section 14 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had actual knowledge of such inaccuracy or breach prior to the Closing.
15.Bulk Sales Laws.  Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement; provided, however, that Seller shall pay and discharge when due all claims of creditors asserted against Buyer or the Purchased Assets by reason of such noncompliance, shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of such noncompliance and shall Seller indemnify Buyer against any Losses it suffers as a result of such non-compliance.
16.Expenses.  Other than in respect of the indemnification obligations set forth in Section 14 of this Agreement (or as set forth in the Buyer Security Agreements or the Transferred Entity Security Agreements), each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.
17.Preservation of Books and Records.  Seller shall have the right to retain copies of all books and records in connection with Purchased Assets and Shares relating to periods ending on or prior to the Closing Date provided that such books and records are kept confidential in accordance with its normal confidentiality procedures.
18.Notices.  All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth on the signature pages of this Agreement (or to such other address that may be designated by the receiving party from time to time).  All Notices shall be delivered by personal delivery, nationally recognized overnight courier, facsimile or email or certified or registered mail.
19.Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.
20.Successors and Assigns.  This Agreement may not be assigned by either Party without the prior written consent of the other party; provided that, without such consent, Seller may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its affiliates.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective executors, heirs, personal representatives, successors and assigns.
21.Further Assurances.  From time to time after the Closing Date, each Party shall, upon the reasonable request of the other, execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment, transfer and assumption, and take such further actions, as may reasonably be requested in order to more effectively carry out the purposes and intent herein.
22.No Third Party Beneficiaries.  Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their permitted successors and assigns.
23.Governing Law; Arbitration; Consent to Jurisdiction; Waiver of Jury Trial.
a.	This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
b.	Except as expressly otherwise provided herein, all disputes arising out of, in connection with or related to this Agreement shall be addressed exclusively by confidential, binding arbitration in accordance with this Section 23(b); provided, however, that this Section shall not preclude any Party from seeking equitable relief in a court of competent jurisdiction. Arbitration shall be held in Delaware under the auspices of the American Arbitration Association (the “AAA”) pursuant to the Commercial Arbitration Rules of the AAA, and shall be by one arbitrator, independent of the Parties, selected by mutual agreement of the Parties from a list provided by the

AAA in accordance with such Commercial Arbitration Rules; provided, that if the Parties are unable to agree on an arbitrator within thirty (30) days after receiving the AAA’s proposed list of arbitrators, then each Party shall select an arbitrator from such list and such arbitrators shall together select a third arbitrator to act as the arbitrator; provided, further, that if any Party does not select an arbitrator within ten (10) days of written demand therefor by the other Party, then the arbitrator selected by the other Party shall act as the arbitrator. The arbitrator shall make his or her decision in writing within thirty (30) days after the close of the arbitration hearing. To the maximum extent permitted by Law, the decision of the arbitrator shall be final and binding and not be subject to appeal. If a Party against whom the arbitrator renders an award fails to abide by such award, the other Party or Parties may seek to enforce such award in a court of competent jurisdiction. The Parties shall allow and participate in discovery in accordance with the United States Federal Rules of Civil Procedure and unresolved discovery disputes shall be submitted to the arbitrator.
c.	Without limiting the requirement to arbitrate disputes as set forth herein, each Party irrevocably submits to the exclusive jurisdiction of (a) the State of Delaware, and (b) the United States District Court for the District of Delaware for the purposes of any action arising out of this Agreement. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth below shall be effective service of process for any action in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 23. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
d.	For the avoidance of doubt, nothing herein shall amend the governing law or jurisdiction provisions set forth in, and this Section 23 will not apply in respect of, the AU Buyer Security Agreement, the AU Transferred Entity Guarantee or the AU Transferred Entity Security Agreement.
24.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
25.Entire Agreement.  This Agreement and the other documents delivered in connection herewith set forth the entire understanding of the Parties with respect to the transactions contemplated by this Agreement.  Any previous agreements between the Parties regarding the subject matter hereof are superseded by this Agreement.
26.Severability.  If any court of competent jurisdiction determines that the provisions of this instrument are illegal, invalid or unenforceable, then such provisions shall be construed so that the remaining provisions of this instrument shall not be affected, but shall remain in full force and effect, and any such illegal, invalid or unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited to the extent necessary to render the same valid and enforceable.
27.Certain Tax Returns.  Seller shall reasonably cooperate, and Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Transferred Entities that are to be filed after the Closing Date.  To the extent that Seller could have a liability with respect to such Tax Return or to indemnify Buyer or otherwise bear the cost of the Taxes reflected on such Tax Return (such Tax Return, a “Relevant Return”), Buyer shall provide Seller with a draft of such Relevant Return for review and approval (which approval shall not be unreasonably withheld or delayed) as soon as reasonably practicable and, in any event, no later than 30 days prior to the due date for such Relevant Return (or, in the case of any Relevant Return due within 30 days of the Closing Date or the end of the relevant Tax period, as soon as reasonably practicable).  Buyer and Seller agree to consult and resolve in good faith any issue arising as a result of the review of such Relevant Return, and mutually to consent to the filing as promptly as possible.
28.Closing Date Items / No 338 Election.  Buyer shall not make or cause to be made any extraordinary transaction or event on the Closing Date that would result in any increased Tax liability for which Seller would be required to provide indemnification pursuant to this Agreement or otherwise bear the incidence of Tax pursuant to this Agreement.  Buyer shall not file or cause to be filed any election under Section 338 of the Code (or any similar provision of state, local, or foreign Law) with respect to the transactions contemplated by this Agreement.

29. Certain Post-Closing Tax Actions.  From and after the Closing, without the prior written consent of Seller, Buyer shall not and shall not allow a Transferred Entity to, (i) amend, refile, modify, or change any Tax Return filed by, or on behalf of, any Transferred Entity for any Pre-Closing Tax Period; (ii) make, change, rescind, revoke, or otherwise modify any Tax election or adopt or change any accounting method, period, or practices for, or that has retroactive effect to, any Pre-Closing Tax Period; (iii) surrender any right to claim a Tax refund, credit, or other offset of Taxes with respect to any Pre-Closing Tax Period; (iv) liquidate, dissolve, or take any other action, including, without limitation, by filing an entity classification election with the IRS or the Australian Taxation Office, to change the classification of any Transferred Entity for U.S. or Australian federal (and as applicable, state and local) income Tax purposes for any Pre-Closing Tax Period; or (v) file or otherwise pursue a voluntary disclosure agreement (or similar voluntary compliance or self-corrective action) or letter ruling with, or from, a Taxing authority with respect to any Pre-Closing Tax Period.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:

DOseme operations inc.

By: /s/ David Neiman

Name: David Neiman

Title: Authorized Signatory

Address for Notices to Buyer:

222 Tresana Blvd, Unit 52

Jupiter, FL 33478

Attn: David Neiman

Email: dneiman@fairlongcapital.com

With a required copy to:

Tuttle Yick LLP

352 Seventh Avenue, 14th Floor

New York, NY 10001

Attn: Peter Dee

Email: pdee@tuttleyick.com

SELLER:

Tabula Rasa Healthcare Group, Inc.

By: /s/ Brian W. Adams

Name: Brian W. Adams

Title: Chief Executive Officer

Address for Notices to Seller:

Tabula Rasa HealthCare Group, Inc.

c/o Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive
Moorestown, NJ 08057

Attn: General Counsel

E-Mail: legal@trhc.com

With a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attn: Kevin S. Shmelzer

E-Mail: kevin.shmelzer@morganlewis.com

EXHIBIT A

PROMISSORY NOTE

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

EXHIBIT B

ILLUSTRATIVE EXAMPLE OF CALCULATION OF ADJUSTMENT AMOUNT

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

SCHEDULE A

PURCHASED ASSETS

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

SCHEDULE B

EXCLUDED ASSETS

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

SCHEDULE C

ASSUMED LIABILITIES

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

WORKING CAPITAL SCHEDULE

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

TERMINATED EMPLOYEES SCHEDULE

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

SCHEDULE 9(b)

Transferred Entity Sales Transaction Bonuses

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.